EXHIBIT 99.1

First State Financial Corporation Announces Third Quarter 2008 Results

SARASOTA, Fla., Oct. 28, 2008 (GLOBE NEWSWIRE) -- First State Financial Corporation (Nasdaq:FSTF) today reported a third quarter 2008 net loss of $3.3 million, or a loss of $0.56 per diluted share, as compared to net income of $975 thousand, or $0.16 per diluted share for the same period in 2007. First State's third quarter 2008 net loss was primarily attributable to a $4.2 million provision for loan losses and a $0.7 million write down of Federal Home Loan Mortgage Corporation (Freddie Mac) preferred stock, partially offset by a tax benefit as a result of the third quarter 2008 loss.

Book value per share decreased to $7.03 at September 30, 2008 from $7.52 at June 30, 2008. For the quarter ended September 30, 2008, the Company reported a total risk based capital ratio of 11.80%, tier one ratio of 10.53% and leverage ratio of 9.00%. The Corporation's and Bank's regulatory capital ratios are consistently above the "well-capitalized" standards.

"We continue our efforts to work through an extremely difficult economy, especially as it relates to the local real estate market. As we have done for the prior three quarters, we are diligent in assessing the current market value and allocating any potential losses in a conservative, consistent and uniform manner. Similarly, we continue on an ongoing basis to review our non-real estate related loans to determine what, if any, potential loss there may be in that segment of our portfolio," said John E. (Jed) Wilkinson, President and CEO. Mr. Wilkinson went on to say, "Our analysis has caused us to significantly increase our allowance for loan losses, which has negatively impacted earnings."

Net interest income decreased to $3.1 million for the three months ended September 30, 2008 from $4.5 million for the same period in 2007 primarily due to compression in the net interest margin. The annualized net interest margin on a tax equivalent basis for the three months ended September 30, 2008 was 2.83%, compared to 2.92% for the quarter ended June 30, 2008 and 4.05% for the third quarter of 2007.

The net loss for the nine months ended September 30, 2008 was $6.6 million compared to net income of $3.0 million for the same period of 2007. On a per diluted share basis, the net loss was $1.12 for the nine months ended September 30, 2008 compared to net income of $0.51 for the same period in 2007. Net interest income for the nine months ended September 30, 2008 decreased to $9.9 million from $13.3 million for the same period of 2007. The annualized net interest margin on a tax equivalent basis for the nine months ended September 30, 2008 was 2.98%, compared to 4.19% for the nine months ended September 30, 2007.

As of September 30, 2008, the allowance for loan losses totaled $14.7 million, or 3.80% of total gross loans and 178% of non-performing loans, compared to $12.1 million, or 3.17% of total gross loans and 171% of non-performing loans, as of June 30, 2008 and $4.8 million, or 1.17% of total gross loans and 440% of non-performing loans as of September 30, 2007. Annualized net charge-offs amounted to 4.03% of average loans for the quarter ended September 30, 2008 compared to annualized net charge-offs of 0.41% of average loans for the quarter ended September 30, 2007 and annualized net charge-offs of 2.28% of average loans for the quarter ended June 30, 2008.

Non-interest income for the third quarter of 2008 was a negative $292 thousand compared to $508 thousand for the same period of 2007. The decrease was primarily attributable to a $0.7 million write down of Freddie Mac preferred stock, a reduction in service charges due to decreased volume and the write down of repossessed real estate. Non-interest income for the nine months ended September 30, 2008 was $0.8 million compared to $1.6 million for the same period of 2007. The decrease was primarily attributable to the factors described above.

For the third quarter of 2008, non-interest expense increased to $3.6 million compared to $3.1 million for the same period in 2007. This increase was primarily due to an increase in occupancy costs for new branch openings. Non-interest expense for the nine months ended September 30, 2008 was $10.2 million compared to $9.4 million for the same period in 2007. Occupancy costs attributed to the increase, partially offset by a decrease in salary and employee benefits, due to a smaller bonus accrual during the nine months ended September 30, 2008 as compared to the same period of 2007.

As of September 30, 2008, there were 135 full-time equivalent employees compared to 122 at September 30, 2007. The increase in full-time equivalent employees is primarily due to two new branch openings over the past twelve months.

Total assets were $477.8 million at September 30, 2008, representing growth of 0.4% from the September 30, 2007 balance of $476.0 million and growth of 1.6% from the June 30, 2008 balance of $470.5 million. Total gross loans declined 5.2% to $386.4 million as of September 30, 2008 compared to $407.5 million a year ago but increased 1.2% compared to $381.9 million at June 30, 2008. In addition, total deposits decreased 4.6% to $353.6 million as of September 30, 2008 from $370.5 million at June 30, 2008 and 8.8% from $387.8 million as of September 30, 2007.

Further information regarding First State Financial Corporation and First State Bank may be obtained by contacting Mr. John E. "Jed" Wilkinson, President and CEO, 22 S. Links Avenue, Suite 100, Sarasota, Florida 34236. Telephone 941-929-9000. E-mail: jwilkinson@firststatefl.com

About First State Financial Corporation

Headquartered in Sarasota, Florida, First State Financial Corporation, through its wholly owned subsidiary First State Bank, serves the personal and commercial banking needs of local residents and businesses in its market area. The Bank operates from nine locations, four branches in Sarasota County and five branches in Pinellas County.

Copies of recent news releases, SEC filings, price quotes, stock charts and other valuable information may be found on First State's investor relations website at www.firststatefl.com.

Except for historical information contained herein, the statements made in the press release constitute "forward-looking" statements within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. Such statements involve certain risks and uncertainties, including statements regarding the Company's strategic direction, prospects and future results. Certain factors, including those outside the Company's control may cause actual results to differ materially from those in the forward-looking statements, including economic and other conditions in the markets in which the Company operates; risks associated with acquisitions, competition, seasonality and the other risks discussed in our filings with the Securities and Exchange Commission, which discussions are incorporated in this press release by reference.

 First State Financial Corporation
 Unaudited Summary Consolidated Statements of Income

                         For the quarter ended    For the nine month
  (in thousands, except     September 30,       period ended Sept. 30,
   for per share data)     2008       2007       2008        2007
                           ----       ----       ----        ----

 Interest income           $ 7,279    $ 8,987    $22,607     $26,126
 Interest expense            4,136      4,525     12,745      12,801
                           -------    -------    -------     -------
 Net interest income         3,143      4,462      9,862      13,325
 Provision for loan loss    (4,153)      (345)   (10,786)       (822)
 Non-interest income          (292)       508        799       1,648
 Non-interest expense       (3,593)    (3,086)   (10,223)     (9,353)
                           -------    -------    -------     -------
 (Loss) income before
  income tax (benefit)
  expense                   (4,895)     1,539    (10,348)      4,798
 Income tax (benefit)
  expense                   (1,603)       564     (3,711)      1,757
                           -------    -------    -------     -------
 Net (loss) income         $(3,292)   $   975    $(6,637)    $ 3,041

 Basic (loss) earnings per
  share                    $ (0.56)   $  0.16    $ (1.12)    $  0.52
 Diluted (loss) earnings
  per share                $ (0.56)   $  0.16    $ (1.12)    $  0.51

 Selected financial
 data (in thousands    For the nine    For the six month  For the year
 except for per        month period      period ended        ended
 share data)          ended Sept.30,       June 30,         Dec. 31,
                     2008       2007         2008             2007
                     ----       ----         ----             ----

 Average loans
  outstanding       $ 377,999  $ 385,692   $ 382,432        $ 389,182
 Average earning
  assets            $ 448,208  $ 428,073   $ 448,948        $ 435,206
 Annualized return
  on average assets   (1.88)%      0.91%     (1.43)%            0.51%
 Annualized return
  on average equity  (18.74)%      7.70%    (13.72)%            3.80%
 Net interest margin
  on a fully tax
  equivalent basis      2.98%      4.19%       3.05%            4.00%
 Weighted average
  diluted shares    5,920,300  5,917,685   5,920,300        5,918,034

                       At Sept. 30,      At June 30,      At Dec. 31,

                     2008       2007        2008             2007
                     ----       ----        ----             ----

 Book value         $    7.03  $    8.55   $    7.52        $    8.47
 End of period
  shares
  outstanding       5,920,300  5,920,300   5,920,300        5,920,300

 Total earning
  assets            $ 449,304  $ 456,095   $ 443,208        $ 453,671
 Total loans        $ 386,444  $ 407,473   $ 381,873        $ 403,163
 Total assets       $ 477,827  $ 476,041   $ 470,489        $ 474,888
 Total deposits     $ 353,575  $ 387,797   $ 370,530        $ 395,193
 Total stockholders
  equity            $  41,619  $  50,629   $  44,533        $  50,133

 Net loan charge-
  offs              $ (3,753)  $   (416)   $ (2,175)        $   (622)
 Non-accrual loans  $   8,236  $   1,084   $   7,079        $   4,908
 Non-accrual loans
  as a % of total
  gross loans           2.13%      0.27%       1.85%            1.22%
 Tier 1 capital        10.53%     12.21%      11.34%           11.72%
 Total capital         11.80%     13.35%      12.61%           12.94%
 Tier 1 leverage        9.00%     10.92%       9.74%           10.44%

CONTACT:  First State Financial Corporation
          Mr. John E. "Jed" Wilkinson, President and CEO
          941-929-9000
          jwilkinson@firststatefl.com
          22 S. Links Avenue, Suite 100,
          Sarasota, Florida 34236